Exhibit 99.1

Praxair Reports Fourth-Quarter and Full-Year 2009 Results

  Fourth-quarter sales of $2,407 million, in line with prior year. Diluted EPS of $1.09, up 8% from adjusted 2008 diluted EPS of $1.01*
  Full-year sales of $8,956 million, down 17% from 2008. Diluted EPS of $4.01. Adjusted diluted EPS of $3.99, down 5% from 2008 adjusted diluted EPS of $4.20*
  Record operating cash flow in quarter and full year

DANBURY, Conn.--(BUSINESS WIRE)--January 27, 2010--Praxair, Inc. (NYSE: PX) reported fourth-quarter net income and diluted earnings per share of $340 million and $1.09, respectively. Net income and earnings per share increased 70% from the prior-year quarter largely due to a cost reduction program charge in the prior-year quarter. Excluding this prior-year charge, net income and diluted earnings per share increased 8%.*

Sales in the fourth quarter were $2,407 million compared to $2,403 million in the previous year. Excluding foreign currency and cost pass-through effects, sales were 4% below the prior-year quarter due to lower volumes. Sales rose 5% sequentially from the third quarter due to moderately higher volumes, positive currency effects, and higher natural gas cost pass-through. Operating profit in the fourth quarter of $512 million was 4% above adjusted operating profit in the prior year as higher pricing and cost reduction offset the impact of lower volumes. Sequentially, operating profit grew from higher volumes and positive foreign currency effects.*

The company generated record cash flow from operations. Fourth-quarter cash flow of $709 million funded $355 million of capital expenditures, largely for new production plants under long-term contracts with customers. The company paid $123 million of dividends and repurchased $64 million of stock, net of issuances. The after-tax return-on-capital ratio and return on equity for the quarter were 14.1%, and 26.2%, respectively.*

For the full year of 2009, reported net income was $1,254 million. Reported diluted earnings per share was $4.01, up 6% from 2008. Adjusted diluted earnings per share, excluding a 2 cent tax benefit, was $3.99, 5% below the prior year excluding the 2008 cost reduction program and pension settlement charges.*

Full-year sales were $8,956 million, down 17% due to lower volumes and negative foreign currency and cost pass-through effects, partially offset by higher pricing. Reported operating profit was $1,575 million. Adjusted operating profit was 9% below 2008 excluding charges in both years, as significant cost reduction and higher pricing mitigated the negative impacts of lower volumes and currency translation.*

For the full year, cash flow from operations was a record $2,168 million, 6% higher than the prior year. Capital expenditures were $1,352 million, moderately below the prior year. The company paid $491 million of dividends and repurchased $141 million of stock, net of issuances. Cash flow also funded acquisitions of $131 million and a modest decrease in debt.

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “So far, the rate of recovery from the recession has been mixed. Our businesses in Asia and South America are showing strong improvement. However, in North America and Europe our volumes are still sluggish in manufacturing, metal fabrication and non-residential construction markets. While sales to our steel and chemical customers have begun to pick up, they are still well below 2008 levels.

“For 2010, we are cautiously optimistic that growth in the U.S. and Europe will continue to improve, but we expect the climb to be slow and deliberate. We are therefore holding a tight rein on our costs which will give us strong operating leverage as volumes improve. In the emerging economies of Brazil, China and India, we expect our businesses to show strong sales growth in 2010, based on our existing project backlog and the current levels of new project and business development activity. Growth will be driven by starting up new on-site projects, and from application of environmental and energy technologies. Our project backlog currently stands at 40 large projects with a record capital value of over $2 billion.”

For the first quarter of 2010, Praxair expects adjusted diluted earnings per share in the range of $1.05 to $1.10*. This guidance excludes the impact of an 8 cent one-time charge resulting from Venezuela currency devaluation, and any potential effect from participation in a tax amnesty program recently announced by the State of Rio de Janeiro, Brazil.

For the full year of 2010, Praxair expects sales in the area of $10 billion. The company expects adjusted diluted earnings per share to be in the range of $4.43 to $4.63*, excluding the 8 cent impact from Venezuela currency devaluation in the first quarter, and any potential effect from the State of Rio de Janeiro tax amnesty program. Full-year capital expenditures are expected to be about $1.4 billion, and the effective tax rate is forecasted to remain at about 28%.

Following is additional detail on fourth-quarter 2009 results by segment.

In North America, fourth-quarter sales were $1,180 million. Excluding the negative effect of cost pass-through, primarily from lower natural gas prices, sales were 7% below the prior year largely attributable to lower sales to chemicals, manufacturing, and energy markets. Operating profit of $261 million was only 2% below the prior year due to significantly lower fixed costs.

In Europe, fourth-quarter sales were $351 million. Excluding positive currency effects, sales were slightly below the prior year due to lower volumes. Operating profit was $76 million in the quarter, compared to $83 million in the prior year due to lower volumes and currency effects.

In South America, fourth-quarter sales were $461 million. Excluding currency effects, sales were 4% below the prior-year quarter due to lower volumes, partially offset by higher pricing. Operating profit was $111 million, 28% above the prior-year period due to currency effects and higher pricing.

Sales in Asia grew sharply to $274 million in the quarter. Excluding currency translation and cost pass-through effects, underlying sales grew 24% from the prior year. Sales growth in the region was primarily driven by higher on-site volumes in China, India and Korea to metals, chemicals, electronics and manufacturing customers and new plant start-ups. Operating profit was $42 million, 24% above the prior-year quarter and 14% higher sequentially.

Praxair Surface Technologies had fourth-quarter sales of $141 million compared to $135 million in the prior-year quarter. Sales growth was attributable to an acquisition, partially offset by currency effects and lower base-business volumes. Sequentially, sales increased $6 million primarily from higher jet engine and industrial coatings volumes. Operating profit increased to $22 million in the quarter versus $20 million in the prior-year period and $18 million in the third quarter.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, and Appendix: Non-GAAP Measures.

A teleconference on Praxair’s fourth-quarter results is being held this morning, January 27, at 11:00 am Eastern Time. The number is (617) 786-2905 -- Passcode: 83381721. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (a)
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2009	2008	2009	2008

SALES (b)	$2,407	$2,403	$8,956	$10,796
Cost of sales	1,370	1,418	5,032	6,495
Selling, general and administrative	274	295	1,088	1,312
Depreciation and amortization	223	206	846	850
Research and development	18	25	74	97
Brazil tax amnesty program and other charges (c)	-	177	306	194
Other income (expense) - net	(10)	32	(35)	35
OPERATING PROFIT	512	314	1,575	1,883
Interest expense - net	33	49	133	198
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	479	265	1,442	1,685
Income taxes (c)	133	67	169	465
INCOME BEFORE EQUITY INVESTMENTS	346	198	1,273	1,220
Income from equity investments	6	8	24	36
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	352	206	1,297	1,256
Less: noncontrolling interests	(12)	(6)	(43)	(45)
NET INCOME - PRAXAIR, INC. (c)	$340	$200	$1,254	$1,211

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS (c)

Basic earnings per share	$1.11	$0.65	$4.08	$3.87

Diluted earnings per share	$1.09	$0.64	$4.01	$3.80

Cash dividends	$0.40	$0.375	$1.60	$1.50

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	307,569	307,636	307,676	312,658
Diluted shares outstanding (000's)	312,624	310,719	312,382	318,302

(a)	Effective January 1, 2009, Praxair adopted the new noncontrolling interest guidance and reclassified 2008 amounts to conform to the current year presentation. The new guidance requires noncontrolling interests (previously referred to as minority interests) to be included in net income in the consolidated statement of income. Per share data remains unchanged and is based upon "Net Income - Praxair, Inc."

(b)	Sales for the 2009 quarter and year-to-date periods decreased $54 million and $408 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales increased $142 million for the quarter and decreased $530 million for the year-to-date period, due to currency effects versus 2008.

(c)	The 2009 year-to-date period includes a net after-tax benefit of $7 million ($306 million pre-tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related to a third quarter Federal tax amnesty program in Brazil (referred to as the “Refis Program”) and other charges. The 2008 quarter and year-to-date periods include cost reduction program and other charges of $177 million ($114 million after-tax and noncontrolling interests, or $0.37 per diluted share). The 2008 year-to-date period includes a pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share). See Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	December 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$45	$32
Accounts receivable - net	1,579	1,604
Inventories	377	445
Prepaid and other current assets	222	220
TOTAL CURRENT ASSETS	2,223	2,301

Property, plant and equipment - net	8,990	7,922
Goodwill	2,070	1,909
Other intangibles - net	142	121
Other long-term assets	892	801
TOTAL ASSETS	$14,317	$13,054

LIABILITIES AND EQUITY
Accounts payable	$730	$820
Short-term debt	227	642
Current portion of long-term debt	71	674
Other current liabilities	785	843
TOTAL CURRENT LIABILITIES	1,813	2,979

Long-term debt	4,757	3,709
Other long-term liabilities	2,099	2,055
TOTAL LIABILITIES	8,669	8,743

EQUITY (a)
Praxair, Inc. shareholders' equity	5,315	4,009
Noncontrolling Interests	333	302
TOTAL EQUITY	5,648	4,311
TOTAL LIABILITIES AND EQUITY	$14,317	$13,054

(a)	The new noncontrolling interest guidance requires noncontrolling interests (previously referred to as minority interests) to be classified as a separate component of equity in the consolidated balance sheets. 2008 amounts have been reclassified to conform to the current year presentation.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2009	2008	2009	2008
OPERATIONS (a)
Net income - Praxair, Inc.	$340	$200	$1,254	$1,211
Noncontrolling interests	12	6	43	45
Net income (including noncontrolling interests)	352	206	1,297	1,256

Adjustments to reconcile net income to net cash provided
by operating activities:
Brazil tax amnesty program and other charges, net of payments	(36)	149	234	149
Deferred income taxes	30	(50)	(221)	(23)
Depreciation and amortization	223	206	846	850
Accounts receivable	49	228	39	119
Inventory	21	43	58	21
Payables and accruals	18	(109)	(178)	(73)
Pension contributions	(5)	(6)	(128)	(20)
Other	57	(27)	221	(241)
Net cash provided by operating activities	709	640	2,168	2,038

INVESTING
Capital expenditures	(355)	(482)	(1,352)	(1,611)
Acquisitions, net of cash acquired	(3)	(25)	(131)	(130)
Divestitures and asset sales	11	6	31	54
Net cash used for investing activities	(347)	(501)	(1,452)	(1,687)

FINANCING
Debt (decrease) increase - net	(197)	167	(62)	987
Issuances of common stock	27	9	95	185
Purchases of common stock	(91)	(186)	(236)	(1,077)
Cash dividends - Praxair, Inc. shareholders	(123)	(115)	(491)	(468)
Excess tax benefit on stock option exercises	9	2	23	54
Noncontrolling interest transactions and other	(8)	(5)	(40)	(14)
Net cash used for financing activities	(383)	(128)	(711)	(333)

Effect of exchange rate changes on cash and
cash equivalents	1	(3)	8	(3)

Change in cash and cash equivalents	(20)	8	13	15
Cash and cash equivalents, beginning-of-period	65	24	32	17

Cash and cash equivalents, end-of-period	$45	$32	$45	$32

(a)	The new noncontrolling interest guidance requires that the reconciliation of net income to net cash provided by operating activities begin with net income including noncontrolling interests. 2008 amounts have been reclassified to conform to the current year presentation.

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2009	2008	2009	2008
SALES
North America (a)	$1,180	$1,355	$4,626	$5,939
Europe (b)	351	322	1,283	1,502
South America (c)	461	382	1,645	1,889
Asia (d)	274	209	885	891
Surface Technologies (e)	141	135	517	575
Total sales	$2,407	$2,403	$8,956	$10,796

OPERATING PROFIT
North America (a)	$261	$267	$1,044	$1,078
Europe (b)	76	83	268	365
South America (c)	111	87	350	389
Asia (d)	42	34	138	149
Surface Technologies (e)	22	20	81	96
Segment operating profit	512	491	1,881	2,077
Brazil tax amnesty program and other charges	-	(177)	(306)	(194)
Total operating profit	$512	$314	$1,575	$1,883

(a)	North American 2009 sales for the quarter and year-to-date periods decreased $76 million and $443 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales increased $4 million for the quarter and decreased $201 million for the year-to-date period due to currency effects versus 2008.

(b)	European 2009 sales for the quarter and year-to-date periods increased $8 million and $9 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales increased $31 million for the quarter and decreased $90 million for the year-to-date period due to currency effects versus 2008.

(c)	South American 2009 sales for the quarter and year-to-date periods increased $7 million and $17 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales increased $94 million for the quarter and decreased $166 million for the year-to-date period due to currency effects versus 2008.

(d)	Asian 2009 sales for the quarter and year-to-date periods increased $8 million and $16 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2008. Sales increased $6 million for the quarter and decreased $51 million for the year-to-date period due to currency effects versus 2008.

(e)

Surface Technologies 2009 sales for the quarter and year-to-date periods decreased $1 million and $7 million, respectively, due to lower cost pass-through, with minimal impact on operating profit compared to 2008. Sales increased $7 million for the quarter and decreased $22 million for the year-to-date period due to currency effects versus 2008. On July 1, 2009, Praxair acquired Sermatech International Holdings Corp., which contributed sales of $22 million and $44 million, respectively, in the quarter and year-to-date periods with a minimal impact on operating profit.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2009				2008
	Q4	Q3 (b)	Q2	Q1	Q4 (b)	Q3	Q2	Q1 (b)
FROM THE INCOME STATEMENT
Sales	$2,407	$2,288	$2,138	$2,123	$2,403	$2,852	$2,878	$2,663
Cost of sales	1,370	1,277	1,190	1,195	1,418	1,734	1,748	1,595
Selling, general and administrative	274	284	265	265	295	341	341	335
Depreciation and amortization	223	217	207	199	206	218	216	210
Research and development	18	20	18	18	25	24	24	24
Brazil tax amnesty program and other charges	-	306	-	-	177	-	-	17
Other income (expenses) – net	(10)	(10)	(11)	(4)	32	9	(6)	-
Operating profit	512	174	447	442	314	544	543	482
Interest expense - net	33	32	33	35	49	50	52	47
Income taxes	133	(187)	109	114	67	139	137	122
Income from equity investments	6	7	6	5	8	11	8	9
Net income (including noncontrolling interests)	352	336	311	298	206	366	362	322
Less: noncontrolling interests	(12)	(11)	(12)	(8)	(6)	(11)	(13)	(15)
Net income - Praxair, Inc.	$340	$325	$299	$290	$200	$355	$349	$307

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$1.09	$1.04	$0.96	$0.93	$0.64	$1.11	$1.08	$0.96
Cash dividends per share	$0.40	$0.40	$0.40	$0.40	$0.375	$0.375	$0.375	$0.375
Diluted weighted average shares outstanding (000's)	312,624	312,182	312,429	311,311	310,719	319,505	322,088	320,409

FROM THE BALANCE SHEET
Total debt	$5,055	$5,235	$5,107	$5,045	$5,025	$4,944	$4,596	$4,574
Total capital (a)	10,703	10,642	10,053	9,420	9,336	10,142	10,584	10,127
Debt-to-capital ratio (a)	47.2%	49.2%	50.8%	53.6%	53.8%	48.7%	43.4%	45.2%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$709	$547	$563	$349	$640	$630	$389	$379
Capital expenditures	355	334	370	293	482	405	380	344
Acquisitions	3	117	9	2	25	35	30	40
Cash dividends	123	122	123	123	115	117	119	117

OTHER INFORMATION
Number of employees	26,164	26,432	26,139	26,533	26,936	27,957	27,999	27,948
After-tax return on capital (ROC) (a)	14.1%	13.6%	13.8%	13.8%	14.7%	15.5%	15.4%	14.8%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	26.2%	26.2%	27.5%	28.7%	28.2%	26.9%	25.7%	24.6%

SEGMENT DATA
SALES
North America	$1,180	$1,162	$1,120	$1,164	$1,355	$1,557	$1,573	$1,454
Europe	351	323	306	303	322	384	406	390
South America	461	436	395	353	382	527	514	466
Asia	274	232	199	180	209	239	232	211
Surface Technologies	141	135	118	123	135	145	153	142
Total sales	$2,407	$2,288	$2,138	$2,123	$2,403	$2,852	$2,878	$2,663
OPERATING PROFIT
North America	$261	$263	$264	$256	$267	$274	$275	$262
Europe	76	68	61	63	83	96	99	87
South America	111	94	70	75	87	111	102	89
Asia	42	37	33	26	34	38	40	37
Surface Technologies	22	18	19	22	20	25	27	24
Segment operating profit	512	480	447	442	491	544	543	499
Brazil tax amnesty program and other charges	-	(306)	-	-	(177)	-	-	(17)
Total operating profit	$512	$174	$447	$442	$314	$544	$543	$482

(a)	Non-GAAP measure, see Appendix.

(b)	The third quarter 2009 includes a charge of $306 million ($7 million after-tax, or $0.02 per diluted share), related to a Federal tax amnesty program in Brazil and other charges; the fourth quarter 2008 includes a charge of $177 million ($114 million after-tax, or $0.37 per diluted share), related to a cost reduction program and other charges; and the first quarter 2008 includes a pension settlement charge of $17 million ($11 million after-tax, or $0.03 per diluted share). See Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance.  Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis.  Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2010 first quarter Venezuelan currency devaluation, the 2009 third quarter Brazil tax amnesty program and other charges, the 2008 fourth quarter cost reduction program and other charges and the 2008 first quarter pension settlement charge which helps investors understand underlying performance on a comparable basis.

	2009					2008
	Year	Q4	Q3	Q2	Q1	Year	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$5,055	$5,055	$5,235	$5,107	$5,045	$5,025	$5,025	$4,944	$4,596	$4,574
Equity:
Praxair, Inc. shareholders' equity	5,315	5,315	5,085	4,638	4,073	4,009	4,009	4,891	5,671	5,209
Noncontrolling interests	333	333	322	308	302	302	302	307	317	344
Total equity	5,648	5,648	5,407	4,946	4,375	4,311	4,311	5,198	5,988	5,553
Total Capital	$10,703	$10,703	$10,642	$10,053	$9,420	$9,336	$9,336	$10,142	$10,584	$10,127

Debt to capital ratio	47.2%	47.2%	49.2%	50.8%	53.6%	53.8%	53.8%	48.7%	43.4%	45.2%

After -tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Adjusted operating profit (a)	$1,881	$512	$480	$447	$442	$2,077	$491	$544	$543	$499
Less: adjusted income taxes (a)	(482)	$(133)	$(126)	(109)	(114)	(530)	$(126)	$(139)	$(137)	$(128)
Less: tax benefit on interest expense	(37)	(9)	(9)	(9)	(10)	(56)	(14)	(14)	(15)	(13)
Add: income from equity investments	24	6	7	6	5	36	8	11	8	9

Net operating profit after-tax (NOPAT)	$1,386	$376	$352	$335	$323	$1,527	$359	$402	$399	$367

Beginning capital		$10,642	$10,053	$9,420	$9,336		$10,142	$10,584	$10,127	$9,655
Ending capital		$10,703	$10,642	$10,053	$9,420		$9,336	$10,142	$10,584	$10,127
Average capital		$10,673	$10,348	$9,737	$9,378		$9,739	$10,363	$10,356	$9,891
Average capital - 5 quarter average	$10,031					$9,969

ROC %	13.8%	3.5%	3.4%	3.4%	3.4%	15.3%	3.7%	3.9%	3.9%	3.7%

ROC % (annualized)	13.8%	14.1%	13.6%	13.8%	13.8%	15.3%	14.7%	15.5%	15.4%	14.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Adjusted net income - Praxair, Inc. (a)	$1,247	$340	$318	$299	$290	$1,336	$314	$355	$349	$318

Beginning Praxair, Inc. shareholders' equity		$5,085	$4,638	$4,073	$4,009		$4,891	$5,671	$5,209	$5,142
Ending Praxair, Inc. shareholders' equity		$5,315	$5,085	$4,638	$4,073		$4,009	$4,891	$5,671	$5,209
Average Praxair, Inc. shareholders' equity		$5,200	$4,862	$4,356	$4,041		$4,450	$5,281	$5,440	$5,176
Average Praxair shareholders' equity - 5 quarter average	$4,624					$4,984

ROE %	27.0%	6.5%	6.5%	6.9%	7.2%	26.8%	7.1%	6.7%	6.4%	6.1%

ROE % (annualized)	27.0%	26.2%	26.2%	27.5%	28.7%	26.8%	28.2%	26.9%	25.7%	24.6%

(a)	Adjusted Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc. Diluted EPS, and 2010 Diluted EPS Guidance

		Year		Third Quarter		Year	Fourth Quarter	First Quarter
		2009		2009		2008	2008	2008
	Adjusted Operating Profit and Operating Profit Margin
	Reported operating profit	$1,575		$174		$1,883	$314	$482
	Add: Brazil tax amnesty program and other charges (b)	$306		306		194	177	17
	Adjusted operating profit	$1,881		$480		$2,077	$491	$499

	Reported 2009 fourth quarter operating profit						$512
	Percentage change from 2008 fourth quarter						4%
	Percentage change from 2008 year	(9)%

	Reported sales	$8,956		$2,288		$10,796	$2,403	$2,663
	Adjusted operating profit margin	21%		21%		19%	20%	19%

	Adjusted Income Taxes
	Reported income taxes	$169		$(187)		$465	$67	$122
	Add: Brazil tax amnesty program and other charges (b)	313		313		65	59	6
	Adjusted income taxes	$482		$126		$530	$126	$128

	Adjusted Effective Tax Rate
	Reported income before income taxes and equity investments	$1,442		$142		$1,685	$265	$435
	Add: Brazil tax amnesty program and other charges (b)	306		306		194	177	17
	Adjusted income before income taxes and equity investments	$1,748		$448		$1,879	$442	$452

	Adjusted income taxes (above)	$482		$126		$530	$126	$128
	Adjusted effective tax rate	28%		28%		28%	29%	28%

	Adjusted Net Income - Praxair, Inc.
	Reported net income - Praxair, Inc.	$1,254		$325		$1,211	$200	$307
	Less: Brazil tax amnesty program and other charges (b)	(7)		(7)		125	114	11
	Adjusted net income - Praxair, Inc.	$1,247		$318		$1,336	$314	$318

	Reported 2009 fourth quarter net income - Praxair, Inc.						$340
	Percentage change from 2008 fourth quarter						8%
	Percentage change from 2008 year	(7)%

	Adjusted Diluted EPS
	Diluted weighted average shares	312,382		312,182		318,302	310,719	320,409

	Reported diluted EPS	$4.01		$1.04		$3.80	$0.64	$0.96
	Less: Brazil tax amnesty program and other charges (b)	$(0.02)		(0.02)		0.40	0.37	0.03
	Adjusted diluted EPS	$3.99		$1.02		$4.20	$1.01	$0.99

	Reported 2009 fourth quarter diluted EPS						$1.09
	Percentage change from 2008 fourth quarter						8%
	Percentage change from 2008 year	(5)%

	Adjusted 2010 Diluted EPS Guidance		First Quarter 2010		Full Year 2010
			Low End	High End	Low End	High End
	Diluted EPS guidance GAAP		$0.97	$1.02	$4.35	$4.55
	Add: Venezuela currency devaluation charge (b)		0.08	0.08	0.08	0.08
	Adjusted diluted EPS guidance		$1.05	$1.10	$4.43	$4.63

(b)	Represent non-GAAP adjustments to eliminate the impact of (i) 2009 third quarter Brazil tax amnesty program and other charges, (ii) 2008 fourth quarter cost reduction program and other charges, (iii) 2008 first quarter pension settlement charge, and (iv) 2010 first quarter Venezuela currency devaluation charge. The company does not believe these items are indicative of on-going business trends and, accordingly, their impacts are excluded from the adjusted non-GAAP amounts so that investors can better evaluate and analyze historical and future business trends on a consistent basis.

(i)

The 2009 third quarter and year-to-date periods include a net after-tax benefit of $7 million ($306 million pre- tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related to a third quarter Federal tax amnesty program in Brazil (referred to as the “Refis Program”) and other charges. The net after-tax benefit includes the impacts of management’s decision to settle numerous outstanding Federal tax cases under the Refis Program (primarily for sales and value-added taxes), the impact of a reversal of remaining valuation allowances on deferred income tax assets for NOL carryforwards of a Brazilian subsidiary and the impact of charges for other Brazilian government-related matters.  These matters resulted in a pre-tax charge of $282 million, an income tax benefit of $329 million, and a net income tax benefit of $47 million. The net income tax benefit is due to the net operating loss carryforward (NOL) utilization to settle interest obligations and reversal of the remaining NOL deferred tax asset valuation allowances.  Other special items include a pre-tax charge of $24 million ($16 million after-tax) for a business restructure in Brazil and a charge of $24 million to income taxes relating to an entity reorganization and other recent developments in North America and Europe.

	(ii)	The 2008 fourth quarter includes cost reduction program and other charges of $177 million ($114 million after-tax and noncontrolling interests, or $0.37 per diluted share). (See Note 2 on page 56 of Praxair's 2008 Annual Report on Form 10-K)

	(iii)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer. (See Note 17 on page 80 of Praxair's 2008 Annual Report on Form 10-K)

(iv)

On January 8, 2010, Venezuela announced a devaluation of the Venezuelan bolivar and created a two tier exchange rate system. Under the new system, a 2.60 exchange rate between the bolivar and US dollar will apply for essential goods while an exchange rate of 4.30 will apply for all remaining sectors, including Praxair's operations. As a result of the devaluation, the company will incur a one-time charge of approximately $0.08 per diluted share in the first quarter of 2010 due primarily to the remeasurement of the local Venezuelan balance sheet to reflect the new official rate of 4.30.

CONTACT:
Praxair, Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com